Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan of our reports dated February 12, 2010, with respect to the consolidated financial statements of Group 1 Automotive, Inc. and the effectiveness of internal control over financial reporting of Group 1 Automotive, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
July 28, 2010